EXHIBIT 99.1

Core-Mark Momentum Accelerates with Strong 2nd Quarter and
Announcement of New Market Share Gains

South San Francisco, California - August 8, 2011 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2011.

Second Quarter

Net sales increased 11.2% to $2.04 billion for the second quarter of 2011 compared to $1.83 billion for the same period in 2010. On a constant currency basis, net sales increased 10.2%. The primary drivers of this growth were sales generated from the Company's recent acquisitions of Finkle Distributors, Inc. (FDI) in August 2010 and Forrest City Grocery Company (FCGC) in May 2011. In addition, net sales increased due to inflation in both excise taxes and cigarette products as well as an increase in non-cigarette sales driven by growth in the food category of approximately 10% and an increase in same store sales.

Gross profit for the second quarter of 2011 was $109.8 million compared to $97.1 million for the same period last year. Non-GAAP remaining gross profit was $110.7 million this quarter compared to $98.3 million in the second quarter of 2010, a 12.6% increase. Non-cigarette remaining profit margins improved 24 basis points in the quarter compared to the second quarter last year or 37 basis points excluding excise taxes. Cigarette cents per carton increased $0.06.

RECONCILIATION OF GROSS PROFIT TO NON-GAAP REMAINING GROSS PROFIT
(Unaudited and in millions)

	For the Three Months Ended June 30,
	2011	2010	% Change

Gross profit	$109.8	$97.1	13.0%
Cigarette holding profits	—	(2.4)	(100.0)%
LIFO expense	4.6	3.6	27.8%
Other Tobacco Products (OTP) tax items	0.5	—	n/a
Net candy floor gain	(4.2)	—	n/a
Non-GAAP Remaining gross profit	$110.7	$98.3	12.6%

“Sales rose 11% driving a 12% increase in remaining gross profit dollars. More importantly, we expect to be able to sustain solid growth and profitability trends through at least 2012 through expansion of our longstanding relationship with one of the industry's leading retailers as well as our recent acquisition of Forrest City. We are very pleased to see the hard work turn into tangible momentum,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

The Company's operating expenses for the second quarter of 2011 were $95.1 million compared to $84.8 million in the same quarter in 2010. As a percentage of net sales, total operating expenses increased from 4.63% last year to 4.66% this year with approximately 5 basis points related to a $1.0 million increase in net fuel costs, including fuel costs from FCGC. In addition, employee bonus expense this quarter increased $1.3 million compared to the nominal expense during the same period last year. Non-GAAP income from operations increased to $16.4 million from $14.6 million, which excludes the items listed below.

RECONCILIATION OF INCOME FROM OPERATIONS TO NON-GAAP INCOME FROM OPERATIONS
(Unaudited and in millions)

	For the Three Months Ended June 30,
	2011	2010	% Change

Income from operations	$14.7	$12.3	19.5%
Cigarette holding profits	—	(2.4)	(100.0)%
LIFO expense	4.6	3.6	27.8%
OTP tax items	0.5	—	n/a
Net candy floor gain	(4.2)	—	n/a
Legacy insurance claim	—	1.0	(100.0)%
Acquisition costs	0.8	0.1	n/a
Non-GAAP income from operations	$16.4	$14.6	12.2%

Net income for the second quarter of 2011 was $8.5 million, or $0.72 per diluted share, compared to $6.7 million, or $0.59 per diluted share, for the same period in 2010. Diluted earnings per share were impacted by several items which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.81 for the second quarter in 2011 compared to $0.76 for the same quarter last year.

First Six Months of 2011

Net sales were $3.76 billion for the first six months of 2011 compared to $3.42 billion for the same period in 2010, a 10.1% increase. On a constant currency basis, net sales increased 9.2% during the first half of 2011 compared to the same period in the prior year. The increase in sales was driven by the FDI and FCGC acquisitions. In addition, net sales increased due to inflation in both excise taxes and cigarette products and a 9% growth in the food category.

Gross profit for the first six months of 2011 was $202.1 million compared to $184.9 million for the same period last year. Remaining gross profit was $204.2 million in the first half of 2011 compared to $186.2 million in 2010, an increase of $18.0 million or 9.7%.

RECONCILIATION OF GROSS PROFIT TO NON-GAAP REMAINING GROSS PROFIT
(Unaudited and in millions)

	For the Six Months Ended June 30,
	2011	2010	% Change

Gross profit	$202.1	$184.9	9.3%
Cigarette holding profits	(0.9)	(3.0)	(70.0)%
LIFO expense	7.5	4.9	53.1%
Other Tobacco Products (OTP) tax items	(0.3)	(0.6)	(50.0)%
Net candy floor gain	(4.2)	—	n/a
Non-GAAP Remaining gross profit	$204.2	$186.2	9.7%

The Company's operating expenses for the first half of 2011 increased to $186.2 million compared to $169.8 million in the first half of 2010. The first half of 2011 included a $2.2 million increase in net fuel costs, $1.5 million in FCGC transaction costs and other operating costs from FDI and FCGC. Non-GAAP income from operations increased from $17.5 million to $19.6 million, which excludes the items listed below.

RECONCILIATION OF INCOME FROM OPERATIONS TO NON-GAAP INCOME FROM OPERATIONS
(Unaudited and in millions)

	For the Six Months Ended June 30,
	2011	2010	% Change

Income from operations	$15.9	$15.1	5.1%
Cigarette holding profits	(0.9)	(3.0)	(70.0)%
LIFO expense	7.5	4.9	53.1%
OTP tax items	(0.2)	(0.6)	(66.7)%
Net candy floor gain	(4.2)	—	n/a
Legacy insurance claim	—	1.0	(100.0)%
Acquisition costs	1.5	0.1	n/a
Non-GAAP income from operations	$19.6	$17.5	12.1%

Net income for the first six months of 2011 was $9.0 million, or $0.76 per diluted share compared to $8.1 million, or $0.71 per diluted share for the same period in 2010. Diluted earnings per share were impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.94 for the first six months this year compared to $0.87 for the first six months of 2010.

Guidance for 2011

The Company raises its annual net sales guidance to $8.2 billion for 2011, including expected sales from its Forrest City Grocery Company acquisition and its recently announced new Alimentation Couche-Tard Southeastern business. Management continues to estimate that its capital expenditures will not exceed

$24 million in 2011, including the capital necessary to fund its new Florida division.

Investors Conference Call

Core-Mark will host an earnings call on Monday August 8, 2011 at 9:00 a.m. Pacific time during which management will review the results of the second quarter. The call may be accessed by dialing 1-800-588-4973 using the code 29023194. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 28,000 customer locations in the U.S. and Canada through 25 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

SEC Regulation G - Non-GAAP Information

This press release includes non-GAAP financial measures including non-GAAP diluted earnings per share, non-GAAP income from operations and non-GAAP remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers' dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management; our ability to successfully integrate acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto, including the Family Smoking Prevention and Tobacco Control Act.; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; changes in consumer purchasing habits and trends in the convenience retail industry; our ability to implement marketing strategies; our reliance on manufacturer discount and incentive programs; tobacco and other product liability claims; and competition from sales of deep-discount cigarette brands and illicit and other low priced sales of cigarettes. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$19.4	$16.1
Restricted cash	16.6	12.8
Accounts receivable, net of allowance for doubtful accounts of $8.9 and $8.7,
respectively	224.5	179.3
Other receivables, net	40.6	43.5
Inventories, net	340.1	290.7
Deposits and prepayments	59.2	42.2
Deferred income taxes	4.2	3.6
Total current assets	704.6	588.2
Property and equipment, net	89.1	84.7
Goodwill	16.4	4.6
Other non-current assets, net	51.1	31.3
Total assets	$861.2	$708.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$101.1	$57.3
Book overdrafts	19.0	6.5
Cigarette and tobacco taxes payable	165.9	166.8
Accrued liabilities	71.2	66.8
Income taxes payable	0.5	—
Deferred income taxes	0.3	0.3
Total current liabilities	358.0	297.7
Long-term debt	76.8	0.8
Deferred income taxes	9.6	2.2
Other long-term liabilities	2.4	2.5
Claims liabilities, net	28.8	30.6
Pension liabilities	11.9	12.3
Total liabilities	487.5	346.1
Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 12,070,022 and 11,613,525 shares issued; 11,403,060 and 11,118,163 shares
outstanding at June 30, 2011 and December 31, 2010, respectively)	0.1	0.1
Additional paid-in capital	237.0	229.6
Treasury stock at cost (666,962 and 495,362 shares of common stock at
June 30, 2011 and December 31, 2010, respectively)	(19.2)	(13.2)
Retained earnings	156.3	147.3
Accumulated other comprehensive loss	(0.5)	(1.1)
Total stockholders’ equity	373.7	362.7
Total liabilities and stockholders’ equity	$861.2	$708.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$2,039.8	$1,834.3	$3,762.3	$3,416.4
Cost of goods sold	1,930.0	1,737.2	3,560.2	3,231.5
Gross profit	109.8	97.1	202.1	184.9
Warehousing and distribution expenses	57.8	52.1	111.7	101.2
Selling, general and administrative expenses	36.5	32.2	73.2	67.6
Amortization of intangible assets	0.8	0.5	1.3	1.0
Total operating expenses	95.1	84.8	186.2	169.8
Income from operations	14.7	12.3	15.9	15.1
Interest expense	(0.6)	(0.5)	(1.2)	(1.1)
Interest income	0.1	0.1	0.2	0.1
Foreign currency transaction gains (losses), net	0.2	(0.8)	0.8	(0.6)
Income before income taxes	14.4	11.1	15.7	13.5
Provision for income taxes	(5.9)	(4.4)	(6.7)	(5.4)
Net income	$8.5	$6.7	$9.0	$8.1

Basic net income per common share (1)	$0.74	$0.62	$0.79	$0.75
Diluted net income per common share (1)	$0.72	$0.59	$0.76	$0.71

Basic weighted-average shares	11.5	10.8	11.4	10.7
Diluted weighted-average shares	11.9	11.3	11.9	11.3
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$9.0	$8.1
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
LIFO and inventory provisions	7.5	4.6
Amortization of debt issuance costs	0.3	0.3
Stock-based compensation expense	2.5	2.6
Bad debt expense, net	0.6	0.5
Depreciation and amortization	10.7	9.5
Foreign currency transaction (gains) losses, net	(0.8)	0.6
Deferred income taxes	(0.3)	—
Changes in operating assets and liabilities:
Accounts receivable	(26.4)	(28.8)
Other receivables	3.4	0.5
Inventories	(41.9)	24.9
Deposits, prepayments and other non-current assets	(20.0)	(6.0)
Accounts payable	39.1	21.6
Cigarette and tobacco taxes payable	(2.4)	(2.2)
Pension, claims and other accrued liabilities	(1.7)	(0.9)
Income taxes payable	0.5	—
Net cash (used in) provided by operating activities	(19.9)	35.3
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(51.4)	—
Restricted cash	(3.4)	(0.2)
Additions to property and equipment, net	(5.8)	(5.5)
Capitalization of software	—	(0.9)
Net cash used in investing activities	(60.6)	(6.6)
Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	76.1	(19.2)
Payments of financing costs	(0.7)	(1.8)
Repurchases of common stock	(5.4)	—
Proceeds from exercise of common stock options and warrants	4.3	2.9
Tax withholdings related to net share settlements of restricted stock units	(0.9)	(1.0)
Excess tax deductions associated with stock-based compensation	1.4	0.8
Increase (decrease) in book overdrafts	9.0	(12.9)
Net cash provided by (used in) financing activities	83.8	(31.2)
Effects of changes in foreign exchange rates	—	(0.3)
Increase (decrease) in cash and cash equivalents	3.3	(2.8)
Cash and cash equivalents, beginning of period	16.1	17.7
Cash and cash equivalents, end of period	$19.4	$14.9
Supplemental disclosures:
Income taxes paid, net of refunds	$0.3	$11.5
Interest paid	$1.0	$0.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Increase /			% Increase /
	2011 (a)	2010 (a)	(Decrease)	2011 (a)	2010 (a)	(Decrease)
Net Income	$8.5	$6.7	26.9%	$9.0	$8.1	11.1%

Diluted shares	11.9	11.3		11.9	11.3

GAAP Diluted EPS	$0.72	$0.59		$0.76	$0.71
LIFO expense	0.24	0.20		0.38	0.26
Cigarette inventory holding profits (1)	—	(0.13)		(0.05)	(0.16)
Foreign exchange (gain) / loss	(0.01)	0.04		(0.04)	0.03
Legacy insurance claim (2)	—	0.05		—	0.05
OTP tax items (3)	0.02	—		(0.01)	(0.03)
Acquisition costs (4)	0.05	0.01		0.11	0.01
Net candy floor gain (5)	(0.21)	—		(0.21)	—
Non-GAAP Diluted EPS (6)	$0.81	$0.76	6.7%	$0.94	$0.87	7.9%
______________________________________________
(1) Cigarette inventory holding profits
Cigarette inventory holding profits were less than $0.1 million and $2.4 million for the three months ended June 30, 2011 and 2010, respectively. For the six months ended June 30, 2011 and 2010, cigarette inventory holding profits were $0.9 million and $3.0 million, respectively.

(2) Legacy insurance claim
During the three and six months ended June 30, 2010, we incurred $1.0 million of costs related to settlement of a legacy insurance claim related to Fleming, our former owner.

(3) OTP tax items
During the three months ended June 30, 2011, we recorded charges of $0.5 million related primarily to a state excise tax assessment on Other Tobacco Products (OTP). The six months ended June 30, 2011 includes an OTP tax refund of $0.8 million offset by $0.5 million of charges related primarily to a state excise tax assessment on OTP. During the six months ended June 30, 2010, we recognized a $0.6 million OTP tax gain resulting from a state tax method change.

(4) Acquisition costs
For the three and six months ended June 30, 2011, we incurred $0.8 million and $1.5 million, respectively, of costs related to the acquisition of Forrest City Grocery Company (FCGC). During the three and six months ended June 30, 2010, we incurred approximately $0.1 million of costs related to the acquisition of Finkle Distributors, Inc.

(5) Net candy floor gain
For the three and six months ended June 30, 2011, we recognized an approximate $4.2 million net candy floor gain resulting from manufacturer price increases during the second quarter. The net candy floor gain was estimated as the amount in excess of our normal manufacturer incentives for those products sold during the second quarter.

(6) Non-GAAP Diluted EPS
The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.66% for the three and six months ended June 30, 2011, compared to 39.30% for the three and six months ended June 30, 2010, except for $0.3 million and $1.0 million, respectively, of the acquisition costs related to FCGC, which are non-deductible for tax purposes.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.